Exhibit 99.1

Listed on the NYSE: MTH

Press release

Contacts:	Investor Relations:	Corporate Communications:
	Brent Anderson	Jane Hays
	Vice President-Investor Relations	Vice President-Corporate Communications
	(972) 580-6360	(972) 580-6353

MERITAGE HOMES REPORTS INCREASES IN SALES, GROSS PROFIT AND NET
OPERATING RESULTS FOR THE THIRD QUARTER OF 2009

THIRD QUARTER 2009 SELECTED RESULTS:

•                  Increased net sales orders to 1,098 homes, reporting the Company’s first quarterly year-over-year increase and lowest cancellation rate since the housing downturn began in 2006

•                  Narrowed net loss to $0.56 per share from $4.69 loss per share in 2008, with 76% lower impairments

•                  Improved gross profit margin excluding impairments to 14.5% - its highest level in eight quarters - over 12.3% in the prior quarter and 12.7% in the prior year

•                  Managed overhead costs to reduce general and administrative expenses by 31% from prior year

YEAR TO DATE 2009 SELECTED RESULTS:

•                  Cut net loss position by nearly half due to cost controls and lower impairments

•                  Decreased inventory of unsold homes to 2.5 per community and maintained 3.1 years supply of lots (based on ttm closings) while replacing older lots with new lower-priced lots

•                  Reduced net debt/capital ratio to 35% after retiring $24M debt and increasing cash by $160M

Scottsdale, Ariz. (October 26, 2009) — Meritage Homes Corporation (NYSE: MTH), a leading U.S. homebuilder, today announced third quarter results for the period ended September 30, 2009.

Summary Operating Results (unaudited)

(Dollars in millions, except per share amounts)

	Three Months Ended September 30,			Nine months Ended September 30,
	2009	2008	%Chg	2009	2008	%Chg
Homes closed (units)	1,015	1,423	-29%	2,837	4,139	-31%
Home closing revenue	$232	$373	-38%	$683	$1,118	-39%
Sales orders (units)	1,098	1,013	8%	3,232	4,120	-22%
Sales order value	$254	$254	0%	$750	$1,061	-29%
Ending backlog (units)				1,676	2,269	-26%
Ending backlog value				$405	$613	-34%
Net loss (including write-offs)	$(18)	$(144)	88%	$(110)	$(213)	48%
Adjusted pre-tax loss* (excluding write-offs)	$(4)	$(7)	32%	$(17)	$(12)	-43%
Diluted EPS (including write-offs)	$(0.56)	$(4.69)	88%	$(3.52)	$(7.37)	52%

* Adjusted pre-tax loss excludes impairments: See non-GAAP reconciliations of net loss to adjusted pre-tax loss on “Operating Results” statement

THIRD QUARTER OPERATING RESULTS

Meritage reported a net loss for the third quarter of 2009 of $18 million or $0.56 per share, compared to a net loss of $144 million or $4.69 per share in the third quarter of 2008. The improved results in 2009 benefited from lower pre-tax real estate-related impairment charges of $13 million in 2009, compared to $55 million of similar charges in 2008. Excluding these charges, the pre-tax losses from operations were $4 million in the third quarter of 2009 and $7 million in the third quarter of 2008. Additionally, the 2008 net loss included a $106 million charge for a deferred tax asset valuation allowance.

Third quarter home closing revenue declined 38% year over year, due to 29% fewer homes closed, coupled with a 13% lower average closing price of approximately $228,000 in the third quarter of 2009, compared to approximately $262,000 in the third quarter of 2008. The lower average closing price reflects general market declines, in addition to Meritage’s new series of more affordable homes, designed to appeal to first time and first move-up home buyers. Sales of homes to entry level and first move-up buyers represented about two-thirds of the Company’s third quarter 2009 sales.

The Company’s gross profit margin excluding impairment charges reached its highest level in the last eight quarters, climbing to 14.5% from 12.3% in the prior quarter and 12.7% in the prior year’s third quarter. Net of impairments, gross margins were 9.9% for the third quarter of 2009 and -1.7% for the third quarter of 2008.

“We’ve significantly improved our gross margins despite pricing pressures by designing efficient homes that offer our buyers tremendous value, reducing our construction costs, and building communities in highly desirable locations. We have driven down our average construction costs by 30-40% in many of our markets, allowing us to offer lower prices while also improving our profitability per home,” said Steven J. Hilton, chairman and chief executive officer of Meritage Homes. “Our newer communities, where we are building these homes on lower-cost lots, are achieving higher margins and selling at a faster pace than most of our older communities. As we close out those older communities and our new communities become a larger component of our total sales, we expect to return to more normal margins and profitability.”

By continuing its focus on tight control of overhead costs, Meritage also reduced its general and administrative expenses by 31%, to $14 million in the third quarter of 2009, from $21 million in the previous year. Commissions and other sales costs were 46% lower in 2009 than 2008, greater than the 38% decline in home closing revenue, due to lower marketing and advertising costs from regionalizing these functions, and lower model operating costs from owning fewer models.

Meritage reported positive earnings before interest, taxes, depreciation and impairments (adjusted EBITDA — see “Non-GAAP Financial Disclosures” statement) of $11 million, a 7% increase over the third quarter of 2008. The Company has reported positive adjusted EBITDA every quarter throughout the housing recession.

YEAR TO DATE OPERATING RESULTS

Meritage reported a net loss for the first nine months of 2009 of $110 million or $3.52 per share, compared to a net loss of $213 million or $7.37 per share in the first nine months of 2008. The 2009 net loss included $90 million year to date in pre-tax real estate-related impairment charges and a $3 million write-off of capitalized fees related to the reduction and ultimate termination of the Company’s credit facility, partially offset by a $9 million gain on extinguishment of debt. The 2008 year to date loss included $154 million of pre-tax real estate-related impairment charges, a $10 million benefit from a legal settlement in the second quarter, and the deferred tax asset valuation allowance of $106 million.

Since the third quarter of 2008, the Company has fully reserved its deferred tax assets arising from its operating losses. The cumulative deferred tax assets totaled $169 million as of September 30, 2009, which are available to offset federal income tax liability on an estimated $480 million of future taxable income.

SALES

Net orders showed the first quarterly year-over-year increase in the past 15 quarters, since the beginning of the downturn in the housing market. Net orders of 1,098 homes in the third quarter were 8% higher than the prior year’s sales of 1,013 homes. The increase was driven by gains of 53% in California, 40% in Colorado and 176% in Florida, which together made up 23% of third quarter 2009 sales. These strong increases in some of the Company’s hardest hit markets were muted by minor decreases in the Company’s largest markets, as Texas sales were 2% lower and Arizona was 4% lower than the previous year.

The third quarter cancellation rate of 20% was the lowest for Meritage in more than four years. By comparison, after the financial crisis in September of 2008, the third quarter 2008 cancellation rate was 40%.

With 22% fewer active communities at September 30, 2009, the average sales per community increased to 6.5 for the third quarter 2009 from 4.8 in the same period last year. Management expects the sales pace to improve as more new communities are opened, and as its markets stabilize and improve.

Meritage’s backlog of orders was 26% lower at the end of the third quarter of 2009 compared to 2008, but has grown successively over each of the last four quarters.

BALANCE SHEET

Meritage has generated nearly $500 million cash flow from operations over the last eight quarters, and increased cash by $247 million over the last twelve months, ending with $366 million in cash, cash equivalents and restricted cash as of September 30, 2009. The increase in cash helped the Company reduce its net debt/capital ratio to 35%, from 46% one year earlier, after also retiring $24 million in debt in the first nine months of 2009. The Company has redeployed a portion of its cash to replenish its supply of lots and replace older communities as they close, by acquiring finished lots in desirable locations at deeply discounted prices, often less than the cost of developing those lots.  Unrestricted cash declined by $38 million during the third quarter, primarily due to the use of cash for new lot positions and a $19 million restricted cash balance established to secure outstanding letters of credit previously supported by the credit facility, which was terminated during the quarter.

 “We are reinvesting in our future by acquiring lower-priced lots in locations where we have identified the best opportunities to sell our homes with the least risk from foreclosures, increasing home inventories, falling prices or other adverse market conditions,” said Mr. Hilton. “During the quarter, we contracted for 2,500 lots in 11 communities within five states. This lot count includes approximately 1,300 lots in Province, an award-winning active adult community outside Phoenix that we put under contract at during the quarter and closed in October.

“We are actively pursuing finished lot positions in most of our markets, and expect to acquire additional communities through the balance of the year,” Mr. Hilton continued.

At September 30, 2009, Meritage’s total 13,221 lots represented about 3.1 years lot supply based on trailing twelve months closings. That included 8,359 owned lots, 63% of the total. By comparison, the Company’s total lot supply was 20,738, or 3.3 years supply at September 30, 2008, with 44% or 9,095 of those lots owned.

Meritage held 407 unsold homes in inventory at September 30, 2009, an average of 2.5 specs per community, compared to 809 or 3.9 specs per community one year earlier. The Company has been starting more homes before obtaining a sales contract as part of its strategy to have homes available for sales to first time home buyers and renters, but sales have outpaced starts, resulting in a net reduction in spec inventory during the year.

The Company has also reduced its average time from sale to close by approximately eight weeks since the beginning of 2008. By shortening cycle times from sale to close, Meritage should be able to build and deliver more homes without increasing the inventory on its balance sheet, thereby improving its returns on assets and invested capital.

STOCK EXCHANGED FOR DEBT

In the first nine months of 2009, Meritage retired a total of $24 million of its 7.731% senior subordinated notes due 2017 in exchange for 783,000 shares of Meritage Homes common stock at an implied discount of 41% to the face value of the notes retired, saving approximately two million dollars of future interest cost per year.  This resulted in a $9 million gain on the early extinguishment of debt, included as a component of other income.

TERMINATED CREDIT FACILITY

Meritage terminated its credit facility at the end of the third quarter of 2009, as the Company did not anticipate needing the $150 million facility before the agreement was due to expire in May of 2011. The Company entered into three new commitments for letters of credit with an aggregate capacity of approximately $53 million, securing approximately $19 million in outstanding letters of credit previously supported by the credit facility, and providing additional capacity for future needs. The termination of the facility resulted in a non-cash charge in the third quarter of 2009 of approximately $800,000 to write off capitalized origination fees, and is expected to save the Company approximately $2 million in fees over the remaining life of the facility.

SUMMARY

“We have made excellent progress toward achieving our plan to return to profitability in 2010, and believe we will be profitable for the entire year, anticipating no material impairments as our markets stabilize and improve,” said Mr. Hilton. “We have reduced our direct costs and overhead cost structure, redesigned homes and repositioned communities, allowing us to offer quality Meritage homes at very affordable and competitive prices. Based on our projections for the fourth quarter, we expect to generate positive cash flow from operations for the full year 2009, after cash used for lot acquisitions during the year, but before including the tax refunds of $108 million collected early this year.”

“Because we are not saddled with heavy debt or long land positions, as some homebuilders are, we are able to use our strong financial position and shorter lot supply to restock our balance sheet with new lower-cost lots that are generating better margins.”

Mr. Hilton continued, “I believe our market research is a competitive advantage that helps us make good decisions quickly as we evaluate lot acquisitions, product offerings and pricing. The intelligence provided by our research gives us confidence that we’re acquiring lots in the right locations at the right price, both minimizing our risk and maximizing our upside potential.”

He concluded, “I believe this is one of those times in history that can be a game-changer for many industries, and an opportunity to define who the next leaders will be. Meritage is well positioned and our organization is poised to make the most of our opportunities. I’m excited about the prospects for our future.”

Management will host a conference call to discuss these results on October 27, 2009 at 11:00 a.m. Eastern Time (8:00 a.m. Pacific Time.) The call will be webcast by Business-to-Investor, Inc. (B2i), with an accompanying slideshow on the “Investor Relations” page of the Company’s web site at http://investors.meritagehomes.com. For telephone participants, the dial-in number is 877-485-3104 with a passcode of “Meritage”. Participants are encouraged to dial in five minutes before the call begins. A replay of the call will be available after 12:30 p.m. ET, October 27, 2009 on the website noted above, or by dialing 877-660-6853, and referencing passcode 334226.

Meritage Homes Corporation and Subsidiaries

Operating Results

(Unaudited)

(In thousands, except per share data)

	Three Months Ended		Nine months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Operating results
Home closing revenue	$231,816	$372,907	$683,208	$1,118,486
Land closing revenue	—	1,859	1,285	5,007
Total closing revenue	231,816	374,766	684,493	1,123,493

Home closing gross profit	23,183	6,786	1,449	31,135
Land closing gross loss	(281)	(13,050)	(450)	(19,616)
Total closing gross profit/(loss)	$22,902	$(6,264)	$999	$11,519

Commissions and other sales costs	(18,382)	(33,840)	(55,625)	(101,274)
General and administrative expenses (1)	(14,269)	(20,735)	(41,913)	(52,481)
Interest expense	(8,853)	(5,835)	(28,515)	(17,034)
Other income/(loss), net (2)	963	5,092	17,252	(7,256)
Loss before income taxes	(17,639)	(61,582)	(107,802)	(166,526)
Provision for income taxes	(146)	(82,431)	(1,940)	(46,260)
Net loss	$(17,785)	$(144,013)	$(109,742)	$(212,786)

Loss per share
Basic and Diluted:
Loss per share	$(0.56)	$(4.69)	$(3.52)	$(7.37)
Weighted average shares outstanding	31,718	30,690	31,197	28,872
Non-GAAP Reconciliations:
Total closing gross profit/(loss)	$22,902	$(6,264)	$999	$11,519
Add: Real estate-related impairments
Terminated lot options and land sales	3,505	19,342	66,219	44,939
Impaired projects	7,130	34,670	21,264	88,564
Adjusted closing gross profit	$33,537	$47,748	$88,482	$145,022

Loss before income taxes	$(17,639)	$(61,582)	$(107,802)	$(166,526)
Add: Real estate-related and joint venture (JV) impairments
Terminated lot options and land sales	3,505	19,342	66,219	44,939
Impaired projects	7,130	34,670	21,264	88,564
JV impairments	2,611	1,070	2,830	20,759
Adjusted loss before income taxes	$(4,393)	$(6,500)	$(17,489)	$(12,264)

(1)       General and administrative expenses for the nine months ended September 30, 2008 reflect a $10.2 million benefit related to a successful legal settlement.

(2)       Other income is net of the Joint Venture (JV) impairments shown in the “Non-GAAP reconciliations” section above.  2009 includes a gain on early extinguishment of debt of $9 million in the nine months ended September 30, 2009.

Meritage Homes Corporation and Subsidiaries

Non-GAAP Financial Disclosures

(In thousands)

(unaudited)

	Three Months Ended September 30,		Nine months Ended September 30,		As of and for the Twelve Months Ended September 30,
	2009	2008	2009	2008	2009	2008

EBITDA reconciliation: (1)
Net loss	$(17,785)	$(144,013)	$(109,742)	$(212,786)	$(188,891)	$(341,625)
Provision/(benefit) for income taxes	146	82,431	1,940	46,260	(28,351)	(22,380)
Interest amortized to cost of sales and interest expense	12,891	13,068	44,440	40,836	63,222	59,185
Depreciation and amortization	2,002	3,221	6,547	9,785	12,431	14,147
EBITDA	$(2,746)	$(45,293)	$(56,815)	$(115,905)	$(141,589)	$(290,673)

Add back:
Real estate-related impairments	13,246	55,082	90,313	154,262	199,491	283,787
Fixed asset impairments	—	—	—	—	—	3,124
Goodwill and intangible asset impairments	—	—	—	—	1,133	57,538
Adjusted EBITDA	$10,500	$9,789	$33,498	$38,357	$59,035	$53,776

Interest coverage ratio: (2)
Adjusted EBITDA					$59,035	$53,776
Interest incurred					48,109	52,648
Interest coverage ratio					1.2	1.0

Net debt-to-capital: (3)
Notes payable and other borrowings					$604,968	$629,718
Less: cash, cash equivalents and restricted cash					(365,555)	(119,027)
Net debt					239,413	510,691
Stockholders’ equity					440,559	604,891
Capital					$679,972	$1,115,582
Net debt-to-capital					35.2%	45.8%

(1)  EBITDA and adjusted EBITDA are non-GAAP financial measures representing net earnings /(loss) before interest amortized to cost of sales and interest expense, income taxes, depreciation and amortization, with write-offs and non-cash impairment charges also excluded from adjusted EBITDA.  A non-GAAP financial measure is a numerical measure of a company’s historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet, or statement of cash flows (or equivalent statements) of the Company; or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented.  In this regard, GAAP refers to generally accepted accounting principles in the United States.  We have provided a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measure.  EBITDA is presented here because it is used by management to analyze and compare Meritage with other homebuilding companies on the basis of operating performance and we believe it is a financial measure widely used by investors and analysts in the homebuilding industry.  EBITDA as presented may not be comparable to similarly titled measures reported by other companies because not all companies calculate EBITDA in an identical manner and, therefore, it is not necessarily an accurate means of comparison between companies.  EBITDA is not intended to represent cash flows for the period or funds available for management’s discretionary use nor has it been presented as an alternative to operating income or as an indicator of operating performance and it should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Adjusted EBITDA is presented because it more closely, although not exactly, resembles the comparable covenant calculations under our senior and senior subordinated note indentures.

(2)  Interest coverage ratio is calculated as the trailing four quarters’ adjusted EBITDA divided by the trailing four quarters’ interest incurred.

(3) Net debt-to-capital is calculated as notes payable and other borrowings less cash, cash equivalents and restricted cash, divided by the sum of notes payable and other borrowings, less cash, cash equivalents and restricted cash, plus stockholders’ equity.

Meritage Homes Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)

(unaudited)

	September 30, 2009	December 31, 2008
Assets:
Cash and cash equivalents	$346,951	$205,923
Restricted Cash	18,604	—
Income tax receivable	2,125	111,508
Other receivables	27,063	31,046
Real estate (1)	718,438	859,305
Investments in unconsolidated entities	12,311	17,288
Option deposits	12,309	51,658
Other assets	45,838	49,521
Total assets	$1,183,639	$1,326,249

Liabilities:
Senior notes	$479,093	$478,968
Senior subordinated notes	125,875	150,000
Revolving credit facility	—	—
Accounts payable, accrued liabilities, home sale deposits and other liabilities	138,112	170,075
Total liabilities	743,080	799,043
Total stockholders’ equity	440,559	527,206
Total liabilities and equity	$1,183,639	$1,326,249

(1) Real estate — Allocated costs:
Homes under contract under construction	$191,699	$170,347
Unsold homes, completed and under construction	67,917	158,378
Model homes	37,552	48,608
Finished home sites and home sites under development	364,716	455,048
Land held for development or sale	56,554	26,924
Total allocated costs	$718,438	$859,305

Meritage Homes Corporation and Subsidiaries

Condensed Consolidated Statement of Cash Flows

(In thousands)

(unaudited)

	Three Months Ended September 30,		Nine months Ended September 30,
	2009	2008	2009	2008

Operating results

Net loss	$(17,785)	$(144,013)	$(109,742)	$(212,786)
Real-estate related impairments	10,635	54,012	87,483	133,503
Decrease in deferred taxes	—	10,519	—	1,496
Deferred tax valuation allowance	—	106,225	—	106,225
Equity in (losses)/earnings from JVs (including impairments) and distributions of JV earnings, net	2,335	1,041	3,991	22,020
(Increase)/decrease in real estate and deposits, net	(15,353)	14,572	94,720	95,818
(Increase)/decrease in income tax receivable	(87)	2,391	107,573	80,543
Other operating activities	(565)	(40,351)	(26,591)	(120,667)
Net cash (used in)/provided by operating activities	(20,820)	4,396	157,434	106,152

Cash used in investing activities	(19,169)	(644)	(20,669)	(16,479)

Net repayments under Credit Facility	—	—	—	(82,000)
Proceeds from issuance of common stock, net	—	—	—	82,775
Other financing activities	1,630	122	4,263	902
Net cash provided by financing activities	1,630	122	4,263	1,677

Net (decrease)/increase in cash	(38,359)	3,874	141,028	91,350
Beginning cash and cash equivalents	385,310	115,153	205,923	27,677
Ending cash and cash equivalents	$346,951	$119,027	$346,951	$119,027

Meritage Homes Corporation and Subsidiaries

Operating Data

(Dollars in thousands)

(unaudited)

	For the Three Months Ended September 30,
	2009		2008
	Homes	Value	Homes	Value

Homes Closed:
California	62	$20,319	131	$52,530
Nevada	33	6,635	71	19,057
West Region	95	26,954	202	71,587

Arizona	213	38,617	297	75,226
Texas	611	142,697	783	186,023
Colorado	36	10,932	37	13,342
Central Region	860	192,246	1,117	274,591

Florida	60	12,616	104	26,729
East Region	60	12,616	104	26,729
Total	1,015	$231,816	1,423	$372,907

Homes Ordered:
California	130	$40,483	85	$32,768
Nevada	33	6,637	41	11,780
West Region	163	47,120	126	44,548

Arizona	212	40,490	220	49,314
Texas	597	134,948	609	145,463
Colorado	35	10,342	25	7,943
Central Region	844	185,780	854	202,720

Florida	91	21,447	33	7,113
East Region	91	21,447	33	7,113
Total	1,098	$254,347	1,013	$254,381

Meritage Homes Corporation and Subsidiaries

Operating Data

(Dollars in thousands)

(unaudited)

	For the Nine months Ended September 30,
	2009		2008
	Homes	Value	Homes	Value

Homes Closed:
California	218	$76,042	456	$187,357
Nevada	112	23,724	205	55,174
West Region	330	99,766	661	242,531

Arizona	563	111,063	772	205,094
Texas	1,679	403,535	2,311	560,634
Colorado	105	33,002	101	35,323
Central Region	2,347	547,600	3,184	801,051

Florida	160	35,842	294	74,904
East Region	160	35,842	294	74,904
Total	2,837	$683,208	4,139	$1,118,486

Homes Ordered:
California	287	$93,688	451	$177,913
Nevada	99	19,549	193	50,833
West Region	386	113,237	644	228,746

Arizona	621	119,295	765	170,216
Texas	1,899	431,725	2,410	581,280
Colorado	107	32,910	102	35,493
Central Region	2,627	583,930	3,277	786,989

Florida	219	52,796	199	45,659
East Region	219	52,796	199	45,659
Total	3,232	$749,963	4,120	$1,061,394

Order Backlog:
California	156	$51,556	159	$72,088
Nevada	12	2,278	52	14,319
West Region	168	53,834	211	86,407

Arizona	248	50,443	383	85,680
Texas	1,107	258,345	1,571	404,997
Colorado	46	13,173	54	18,307
Central Region	1,401	321,961	2,008	508,984

Florida	107	28,991	50	17,502
East Region	107	28,991	50	17,502
Total	1,676	$404,786	2,269	$612,893

Meritage Homes Corporation and Subsidiaries

Operating Data

(unaudited)

	Three Months Ended September 30, 2009		Three Months Ended September 30, 2008
	Beg.	End	Beg.	End
Active Communities:
California	12	9	17	15
Nevada	12	6	12	12
West Region	24	15	29	27

Arizona	31	28	31	30
Texas	108	102	136	132
Colorado	4	3	5	5
Central Region	143	133	172	167

Florida	11	14	12	13
East Region	11	14	12	13
Total	178	162	213	207

	Nine Months Ended September 30, 2009		Nine Months Ended September 30, 2008
	Beg.	End	Beg.	End
Active Communities:
California	12	9	27	15
Nevada	12	6	11	12
West Region	24	15	38	27

Arizona	31	28	36	30
Texas	109	102	127	132
Colorado	3	3	6	5
Central Region	143	133	169	167

Florida	11	14	13	13
East Region	11	14	13	13
Total	178	162	220	207

About Meritage Homes Corporation

Meritage Homes Corporation is a leading designer and builder of single-family detached homes in the historically high-growth southern and western United States. We offer a variety of homes that are designed to appeal to a wide range of homebuyers, including first-time, move-up, luxury and active adult buyers, with base prices ranging from under $100,000 to a million dollars.  As of September 30, 2009, we had 162 actively selling communities in 12 metropolitan areas including Houston, Dallas/Ft. Worth, Austin, San Antonio, Phoenix/Scottsdale, Tucson, Las Vegas, Denver, Orlando, and the East Bay/Central Valley and Inland Empire of California.  Meritage Homes and its predecessor companies have delivered over 60,000 homes since the Company was founded, including more than 5,600 homes delivered in 2008. Meritage ranks as the 9th largest homebuilder in the U.S. based on homes closed.

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This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include those regarding Meritage’s expectations of generating positive cash flow from operations for the full year 2009; returning to profitability in 2010 and being profitable for the entire year; improving the pace of sales per community as new communities are opened, and as markets stabilize and improve; and continuing to acquire additional communities through the balance of 2009. Such statements are based upon the current beliefs and expectations of Company management and current market conditions, which are subject to significant risks and uncertainties as set forth in our Form 10-K for the year ended December 31, 2008 under the caption “Risk Factors,” and updated in our subsequent Quarterly Reports on Form 10-Q. As a result of these and other factors, actual results may differ from those set forth in the forward-looking statements and the Company’s stock and note prices may fluctuate dramatically. The Company makes no commitment, and disclaims any duty, to update or revise any forward-looking statements to reflect future events or changes in these expectations.

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